UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 30, 2014
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.07    Submission of Matters to a Vote of Security Holders.

On October 30, 2014 we held our 2014 Annual Meeting of shareholders. As of the record date of August 28, 2014, we had 46,308,971 shares outstanding. A total of 30,306,531 shares (approximately 65.44%) were present at the meeting by proxy or in person. At the meeting, our shareholders elected Messrs. Boruff, Giesler, Gower, Hannahs, Richardson, Sherman and Stivers to our Board of Directors, ratified the appointment of KPMG LLP as our independent public accounting firm, and approved an amendment to our 2011 Equity Compensation Plan which increased the number of shares available for grant thereunder by 2,500,000 to a total of 15,750,000 shares. The following table provides information on the votes cast regarding each of these proposals:

	Votes For	Votes Against or Withheld	No. of Abstentions	No. of Broker Non-Votes
Election of directors
Scott M. Boruff	25,906,258	4,400,273	0	0
Carl F. Giesler, Jr.	29,565,289	741,242	0	0
Bob G. Gower	29,256,432	1,050,099	0	0
Gerald E. Hannahs, Jr.	26,279,855	4,026,676	0	0
William B. Richardson	26,466,211	3,840,320	0	0
A. Haag Sherman	28,063,458	2,243,073	0	0
Charles M. Stivers	27,073,178	3,233,353	0	0
Ratification of KPMG LLP as our audit firm	29,831,887	455,738	18,906	0
Amendment to our 2011 Equity Compensation Plan to increase the number of shares available thereunder	19,833,374	9,019,692	1,453,465	0

Item 7.01    Regulation FD Disclosure.

On October 31, 2014, we issued a press release announcing the results of our annual shareholder meeting and the declaration of a dividend on the Company’s 10.75% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”) and the Company’s 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”). Attached as Exhibit 99.1 is our press release relating to the results of our annual shareholder meeting referred to in items 5.07 and 8.01 and the dividends referred to in Item 8.01 below.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01    Other Events.

On October 30, 2014, the Board of Directors declared a quarterly dividend of $0.671875 per share on the Series C Preferred Stock. The dividend payment is equivalent to an annualized 10.75% per share, based on the $25.00 per share stated liquidation preference, accruing from September 2014, through

November 2014. The record date will be November 14, 2014, and the dividend will be payable on December 1, 2014.

On October 30, 2014, the Board of Directors declared a dividend of $0.65625 per share on the Series D Preferred Stock. The dividend payment is equivalent to an annualized 10.5% per share, based on the $25.00 per share stated liquidation preference, accruing from September 2014 through November 2014. The record date will be November 14, 2014, and the dividend will be payable on December 1, 2014.

As described in Item 5.07 of this report, on October 31, 2014, Miller Energy Resources, Inc. held its 2014 Annual Meeting of the shareholders at which our shareholders elected the directors listed above. At a Board of Directors’ meeting immediately following the Shareholders’ meeting, the Board made the following committee assignments: Directors Gower, Hannahs, Sherman and Stivers shall serve on the Audit Committee, with Mr. Sherman serving as Chairman. Directors Gower, Hannahs, Sherman and Stivers shall serve on the Compensation Committee, with Mr. Hannahs serving as Chairman. Directors Gower, Hannahs, Sherman and Stivers shall serve on the Nominating and Corporate Governance Committee, with Mr. Stivers serving as Chairman.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 31, 2014 announcing the results of our annual shareholder meeting and the declaration of a dividend on the Series C Preferred Stock and the Series D Preferred Stock

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2014	Miller Energy Resources, Inc.
By: /s/ Carl F. Giesler, Jr.
Carl F. Giesler
Chief Executive Officer